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                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File No.    0-20677
                                                                ----------------

                          FirstCity Liquidating Trust
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            (Exact name of registrant as specified in its charter)


           1001 Fannin, Suite 250, Houston, Tx 77002   (713) 651-7841
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


         Class B Beneficial Interests and Class C Beneficial Interests
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           (Title of each class of securities covered by this Form)


                                      none
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                       Rule 15d-6             [ ]


        Approximate number of holders of record as of the certification or
notice date:         none
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, FirstCity Liquidating Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      U.S. Bank National Association, Trustee


Dated:    February 2, 2004            By:    /s/ Cauna Silva
        ------------------------         ------------------------------------
                                          Name:  Cauna Silva
                                          Title: Vice President